EP GLOBAL COMMUNICATIONS INC. AND
             SUBSIDIARY
     CONSOLIDATED BALANCE SHEET
            (Unaudited)

               ASSETS
                                                                 November 28,
                                                                     2003

Current Assets:
  Cash                                                           $  21,020
  Accounts receivable - net                                        488,170
  Inventory                                                         14,593

            Total Current Assets                                    523,783


Property and equipment - net                                         30,932

Other assets                                                         25,745

             TOTAL ASSETS                                        $  580,460



  LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
  Accounts payable and accrued expenses                          $  630,137
  Notes payable- banks                                              496,119
  Current portion of long term debt                                  25,000
  Current portion of capitalized lease obligations                   11,374
  Due to shareholder                                                 17,551
  Deferred subscriptions and other revenues                          290,320

             Total Current Liabilities                             1,470,501

Long-Term Liabilities:
  Long-term debt-less current portion above                          198,155
  Non-current portion of deferred revenue                            223,958

             Total Long-Term Liabilities                              422,113

             Total Liabilities                                      1,892,614

Stockholders'Deficiency:

  Preferred stock:
    Series A, $.01 par value; authorized 5,000,000 shares;
      outstanding 3,333 shares Series B, $1.00 par value;
      authorized 5,000,000 shares; outstanding 309 shares=                309

  Common stock, $.0001 par value; authorized 50,000,000 shares;
      outstanding 20,158,757 shares                                     2,016

  Additional paid in capital                                         2,129,290

  Deficit                                                           (3,443,802)


             Total Stockholders' Deficiency                         (1,312,154)

             TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY        $   580,460


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EP GLOBAL COMMUNICATIONS INC. AND SUBSIDIARY

    CONSOLIDATED STATEMENT OF OPERATIONS
                (Unaudited)

          Period from January 1, 2003
             to November 28, 2003

Net Sales                                                         $ 2,693,038

Cost of goods sold                                                  1,568,012

Gross profit                                                         1,125,026

Selling, general and administrative                                    997,410

Income from operations                                                 127,616

Other expenses:
  Interest expense                                                      38,051

Income before provision for income tax                                  89,565

Provision for income tax                                                 1,452

Net Income                                                        $     88,113